UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015

UTi Worldwide Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	000-31869	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands		c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA
(Addresses of Principal Executive Offices)

Registrant’s telephone number, including area code: 562.552.9400

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed by UTi Worldwide Inc. (the “Company”) in the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) filed with the Securities and Exchange Commission on December 9, 2014, on December 4, 2014 the Company entered into a Parent Customer Agreement (the “Customer Agreement”) with Greensill Capital (UK) Limited (“Greensill”) and a Re-invoicing Service Agreement (the “Re-invoicing Agreement”) with Bramid Outsource Limited (an affiliate of Greensill and the Re-Invoicing Agent) (the Service Agreement and the Re-invoicing Agreement are referred to herein collectively as the “Financing Agreements”). Pursuant to the Financing Agreements, the Company can submit written requests to the Re-Invoicing Agent pursuant to which the Company may receive an advance of funds to pay invoices.

As of the date that the Form 10-Q was filed, the Company was authorized to have up to $40.0 million outstanding under the Financing Agreements. Subsequent to such date, the maximum authorized amount which can be outstanding under the Financing Agreements was increased to $100.0 million. Pursuant to this increase in authority, on March 23, 2015 the Company increased the amount outstanding under the Financing Agreements by approximately $22.0 million, resulting in a total of approximately $62.0 million outstanding under the Financing Agreements as of such date. Although the Financing Agreements do not contain a commitment as to any particular level of advances to the Company, the Company intends to seek to increase the amounts outstanding under the Financing Agreements up to the maximum of $100 million. Each of the amounts currently outstanding under the Financing Agreements must be repaid on the six month anniversary of the advancement of funds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date: March 25, 2015	By:	/s/ Lance E. D’Amico
Lance E. D’Amico, Executive Vice President,
Chief Administrative Officer